Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2019 Equity and Incentive Compensation Plan of PGT Innovations, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of PGT Innovations, Inc. and the effectiveness of internal control over financial reporting of PGT Innovations, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tampa, Florida

January 31, 2023